Exhibit (c)(6)

Materials Prepared For: Employers Mutual Casualty Company Strictly Private & Confidential March 22, 2019

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NPV Analysis: Modified Company Projections Key Assumptions • • • Projected combined ratio of 95% for the property & casualty segment No change to management’s reinsurance segment projections Dividend payout ratio of 50% Key Financial Metrics Earnings per Share Dividends per Share Implied Payout Ending Book Value per Share $ 2.88 $ 1.44 50.0% $ 27.30 $ 2.99 $ 1.49 50.0% $ 28.71 $ 3.07 $ 1.54 50.0% $ 30.04 $ 3.12 $ 1.56 50.0% $ 31.51 $ 3.24 $ 1.62 50.0% $ 32.91 3.0% 3.0% 4.8% Net Present Value Calculation and Sensitivity Analysis 2023 Book Value per Share P/B Multiple 2023 Terminal Value PV of Terminal Value PV of Dividends Net Present Value Implied P/B Multiple $ 32.91 1.63x $ 53.49 2023 Earnings per Share P/E Multiple 2023 Terminal Value PV of Terminal Value PV of Dividends Net Present Value Implied P/E Multiple (2019E) $ 3.24 16.5x $ 53.38 $ 34.76 $ 5.92 $ 34.69 $ 5.92 $ 40.68 $ 40.61 1.55x 14.1x Discount Rate Discount Rate P/B Multiple P/E Multiple 2 8.0%9.0%10.0% 15.0x 16.5x 18.0x 39.1137.4635.90 42.41$ 40.6138.91 45.7143.7741.92 8.0%9.0%10.0% 1.50x 1.63x 1.75x 39.6838.0136.42 42.48$ 40.6838.98 45.2843.3641.53 P/E Terminal Value P/B Terminal Value For the Year Ended December 31,'19-'23 2019P2020P2021P2022P2023PCAGR

Valuation Methodology: Historical Discount to Peer Group 5-Year Price/Book Multiples Observations Over the last 5 years, EMCI has traded at a 25% discount to the selected peer group and 28% discount to the universe of public P&C companies on a price/book basis As of the date of the acquisition proposal, EMCI’s discount to the peer group was at its widest level in the last five years The “normalized” discount to the current price/book trading multiple of the peer group would imply a price/book multiple of 1.18x. Applying a range of standard acquisition premiums would suggest the following valuation ranges: • 1.80x 1.58x 1.59x 1.60x • 1.40x • 1.23x 1.20x Historical Discount to Peer Group 1.00x 0.80x Acquisition Premium SNL P&C:1.49x 0.60x ECHO Peers SNL P&C As of 3/19/2019. 3 5-Year Average (Ending 11/15/2018): EMCI:0.98x Peers:1.31x SNL P&C:1.36x As of 11/15/2018: EMCI:0.90x Peers:1.58x 25.0% 25.0% 30.0% 35.0% 38.68 $ 40.22 41.77

Valuation Methodology: Analysis of Current Trading Statistics for Peer Group

		Trading Metrics								
		Closing	Market	Current Stock Price as a Multiple of						Current
		Stock Price	Cap.		Tangible	2019E	Implied ROAE			Dividend
Company	Ticker	(3/19/19)	($M)	BVPS	BVPS	EPS	2019E	2020E		Yield
Travelers Companies, Inc.	TRV	$ 132.93	$ 35,013	1.53x	1.88x	12.1x	12.4%	12.8%		2.32%
Cincinnati Financial Corporation	CINF	84.58	13,797	1.76x	1.76x	24.0x	7.2%	7.1%		2.65%
W. R. Berkley Corporation	WRB	83.08	10,137	1.86x	1.96x	21.4x	9.0%	8.9%		0.72%
American Financial Group, Inc.	AFG	96.25	8,596	1.73x	1.83x	11.1x	14.6%	14.4%		1.66%
Hanover Insurance Group, Inc.	THG	114.80	4,658	1.64x	1.75x	14.4x	11.6%	12.5%		2.09%
Selective Insurance Group, Inc.	SIGI	62.56	3,689	2.06x	2.07x	15.4x	12.7%	12.4%		1.28%
State Auto Financial Corporation	STFC	33.13	1,436	1.75x	NA	17.9x	8.6%	9.6%		1.21%
Employers Holdings, Inc.	EIG	40.11	1,317	1.29x	1.35x	16.0x	7.6%	7.0%		2.19%
United Fire Group, Inc.	UFCS	44.74	1,124	1.26x	1.30x	44.7x	2.8%	3.6%		2.77%
Donegal Group Inc.	DGICA	13.37	378	0.95x	0.97x	17.3x	7.2%	6.7%		4.26%
Median				**1.69x**	**1.76x**	**16.6x**	**8.8%**	**9.2%**		**2.14%**
Mean				**1.58x**	**1.65x**	**19.4x**	**9.4%**	**9.5%**		**2.12%**
EMCI		**$ 32.20**	**$ 696**	**1.23x**	**1.23x**	**22.6x**	**5.4%**	**5.8%**		**2.86%**
EMCI (Proposal)		**$ 30.00**	**$ 648**	**1.15x**	**1.15x**	**21.1x**				
EMCI (Counterproposal)		**$ 40.00**	**$ 865**	**1.53x**	**1.53x**	**28.1x**				

Note: Unless otherwise noted, trading multiples are based on reported financial metrics as of FY2018. 2019E and 2020E metrics are based on analyst estimates.

SANDLER O'NEILL + PARTNERS 4

Valuation Methodology: Multiples Paid in Recent Acquisitions of Publicly-Traded P&C Insurance Companies

($ in millions)

Announce Date	Acquirer	Target	Deal Value Per Share	Aggregate Equity Value	Mix of Cash/Stock	Deal Value per Share as a Multiple of BVPS	TBVPS	LTM EPS	NTM EPS
08/28/18	Apollo Global Management	Aspen Insurance Holdings	$42.75	$2,603	100% / 0%	1.11x	1.12x	NM	12.3x
08/22/18	Hartford Financial Services	Navigators Group	70.00	2,151	100% / 0%	1.69	1.73	34.5x	20.6
03/19/18	Fidelity National Financial	Stewart Information Services	50.20	1,207	50% / 50%	1.77	2.76	24.4	13.5
03/05/18	AXA	XL Group	57.60	15,388	100% / 0%	1.50	1.93	NM	14.4
02/13/18	Kemper Corporation	Infinity Property and Casualty	121.01	1,324	43% / 57%	1.84	2.05	29.5	19.1
01/22/18	AIG	Validus Holdings	68.00	5,536	100% / 0%	1.54	1.74	NM	15.3
07/26/17	Markel Corporation	State National Companies	21.00	923	100% / 0%	2.76	2.89	16.4	14.5
05/02/17	Intact Financial Corporation	OneBeacon Insurance Group	18.10	1,732	100% / 0%	1.66	1.65	18.3	25.5
			Mean			**1.73x**	**1.99x**	**24.6x**	**16.9x**
			Median			**1.67**	**1.84**	**24.4**	**14.9**
			Imputed Acquisition Price - Mean [1]			**$45.38**	**$51.89**	**-**	**$48.65**
			Imputed Acquisition Price - Median [1]			**$43.80**	**$48.05**	**-**	**$42.94**

Note: Includes transactions since 1/1/17. Deal value multiples based on GAAP metrics.
(1) Imputed acquisition price assumes modified company projections as shown on page 2.
Sources: S&P Global Market Intelligence.

SANDLER O'NEILL + PARTNERS 5

Multiples Paid in Acquisitions Involving ($ in millions) Downstream Mutual Affiliates 09/29/11 Nationwide Mutual Ins. Co. Harleysville Group, Inc. $60.00 $816 2.08x 34.3x 21.9x 11/04/07 Alfa Mutual Group Alfa Corporation 22.00 833 2.04 16.5 16.8 10/25/00 State Auto Mutual Ins. Co. Meridian Ins. Group, Inc. 30.00 107 1.79 35.6 NA 06/03/98 Nationwide Mutual Ins. Co. ALLIED Group, Inc. 48.25 1,489 3.45 23.3 21.2 Note: Deal value multiples based on GAAP metrics. (1) Imputed acquisition price assumes modified company projections as shown on page 2. Sources: S&P Global Market Intelligence. 6 Imputed Acquisition Price - Mean (1)$61.26-$57.44 Imputed Acquisition Price - Median (1)$53.89-$60.92 Mean2.34x27.4x20.0x Median2.0628.821.2 AnnounceDeal ValueAggregateDeal Value per Share as a Multiple of DateAcquirerTargetPer ShareEquity ValueBVPSLTM EPSNTM EPS